Exhibit 99.1

Contacts:
	Investors:	Media:
	Anna Marie Dunlap	Kent Jenkins
	SVP Investor Relations	VP Public Affairs Communications
	714-424-2678	202-682-9494

CORINTHIAN COLLEGES NAMES DR. SHARON P. ROBINSON

TO BOARD OF DIRECTORS

SANTA ANA, California, January 27, 2011 — Corinthian Colleges, Inc. (NASDAQ: COCO) today announced that Sharon P. Robinson, Ed.D, has been elected to the company’s board of directors. The appointment increases the board to ten members, nine of whom are non-employee directors.

“Sharon has had a distinguished professional career dedicated to improving the U.S. education system, particularly for minority students,” said Jack Massimino, Corinthian’s chairman and chief executive officer. “She brings a strong commitment to high quality teaching and successful student outcomes. Her vision and experience will be invaluable in our continuing effort to build the best career education company in the industry.”

Dr. Robinson, 66, currently serves as president and chief executive officer of the American Association of Colleges for Teacher Education. Previously, she held a number of senior management positions at Educational Testing Service, most recently as executive vice president and president of its Educational Policy Leadership Institute. Earlier, Robinson was assistant secretary of education with the U.S. Department of Education’s Office of Education Research and Improvements, and before that, she was director, National Center for Innovation for the National Education Association. She began her career as a classroom teacher.

Robinson earned a doctorate degree in educational administration and supervision, a master of arts degree in education curriculum and instruction and bachelor of science degree in education from the University of Kentucky. She also completed the Harvard Business School’s Advanced Management Program. She has served, or currently serves, on the Board of Trustees of the Woodrow Wilson National Fellowship Program, Southern Education Foundation, National Education Association Foundation for the Improvement of Education, and the National Parent-Teachers Association. Among the awards Robinson has received are the Bank Street College of Education – Medal of Honor Award, North Carolina Central University Chancellor’s Award and YMCA Distinguished Achiever of the Year Award 2003.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Through its Everest, WyoTech and Heald campuses, Corinthian offers diploma and associate degree programs in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. For more information, go to www.cci.edu.

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